Exhibit 99.2

Poniard Pharmaceuticals Completes Enrollment of Phase 2

Picoplatin Trial in Colorectal Cancer

—Preliminary Phase 1 and 2 Data Expected at ASCO in June –

South San Francisco, Calif. (May 6, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that it has completed patient enrollment in its Phase 2 clinical trial evaluating picoplatin combination chemotherapy for the first-line treatment of metastatic colorectal cancer (CRC). Early data from this trial are expected in the second half of 2008. Picoplatin, the Company’s lead product candidate, is a new generation platinum chemotherapy agent with the potential to become a platform product addressing multiple indications, combinations and formulations.

“Picoplatin, to date, has demonstrated good tolerability, with no severe neuropathies when combined with 5-fluorouracil and leucovorin in the FOLPI regimen. In our Phase 2 trial, we are performing a head-to-head comparison of the efficacy and safety of picoplatin with oxaliplatin.  We will be presenting preliminary Phase 2 data and updated Phase 1 data at the 2008 American Society of Clinical Oncology (ASCO) Annual Meeting, and we anticipate more clinical data this year for presentations at various scientific meetings,” said Robert De Jager, M.D., chief medical officer of Poniard. “The data from our ongoing Phase 2 trial could establish picoplatin as a platform product and provide a solid foundation for supporting additional registration trials, thereby expanding the potential of this product.”

Picoplatin is a chemotherapeutic agent that has an improved safety profile compared to existing platinum-based chemotherapeutics. It was designed to overcome platinum resistance associated with the treatment of solid tumors. Picoplatin has been evaluated in more than 750 patients and has demonstrated anti-tumor activity in multiple indications with less severe kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) than is commonly observed with other platinum chemotherapy drugs.

Phase 2 Study Details

The Phase 2 study is a two-arm, randomized, controlled 100-patient trial of first-line treatment of metastatic CRC. The objective of the Phase 2 trial is to compare the safety and efficacy of intravenous picoplatin given once every four weeks in the FOLPI regimen with oxaliplatin in combination with 5-fluorouracil and leucovorin in the modified FOLFOX-6 regimen and to evaluate clinical activity. Poniard expects to generate proof-of-concept data from the Phase 2 trial demonstrating that picoplatin has an improved safety profile.  This trial could position picoplatin as the preferred platinum agent for the first-line treatment of metastatic colorectal cancer and could potentially enable a Phase 3 study.

•                  Poniard initiated the Phase 2 trial in November 2007 based on clinical activity and promising safety data observed in its 50-patient, Phase 1 dose-escalation study of picoplatin in the FOLPI regimen as a first-line treatment for metastatic CRC.  Results of the Phase 1 trial were presented at the ASCO Gastrointestinal Cancers Satellite Symposium in January and demonstrated that picoplatin has a manageable toxicity in combination with 5-fluorouracil and leucovorin. Picoplatin did not cause severe neurotoxicity (Grade 3 or higher), as is commonly seen in metastatic CRC patients treated with oxaliplatin as part of the FOLFOX regimen. Current National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology for colon cancer encourage the discontinuation of FOLFOX after three months of therapy or sooner if significant neurotoxicity develops (Grade 3 or greater). Nephrotoxicities and ototoxicities were rare and mild.

Poniard anticipates presenting efficacy and safety data at scientific meetings, including preliminary data from the Phase 2 and updated data from the Phase 1 CRC trials at ASCO in June.

About Picoplatin

Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. In addition to the ongoing Phase 2 clinical trial in patients with metastatic CRC, Poniard is evaluating intravenous picoplatin in an ongoing pivotal Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), in SCLC. This registration trial currently is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration and is evaluating overall survival as the primary endpoint. The Company is also evaluating intravenous picoplatin in an ongoing Phase 2 clinical trial for the treatment of hormone-refractory prostate cancer. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors. The oral formulation of picoplatin has the same active pharmaceutical ingredient as the intravenous formulation. Picoplatin has not been approved by any regulatory authority for use in humans.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which will be filed with the SEC on or about May 8, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

# # #